As filed with the Securities and Exchange Commission on May 20, 2022
Registration No. 333 -
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

________________
POST-EFFECTIVE AMENDMENT NO.1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

________________
WELLS FARGO & COMPANY
(Exact name of registrant as specified in charter)

________________

Delaware	41-0449260
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

420 Montgomery Street San Francisco, California (800) 292-9932	94163
(Address of principal executive offices)	(Zip code)
________________
Wells Fargo & Company Long-Term Incentive Compensation Plan
Wells Fargo & Company 2022 Long-Term Incentive Plan
(Full title of the plan)

Ellen R. Patterson
Senior Executive Vice President and General Counsel
Wells Fargo & Company
30 Hudson Yards, Floor 61
New York, NY 10001
(415) 979-0775
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Maggi Bixler
Senior Vice President and Managing Counsel
Wells Fargo & Company
401 S. Tryon St.
Charlotte, NC 28202
(704) 410-7025
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Wells Fargo & Company (“Wells Fargo”) previously filed its Registration Statement on Form S-8 (File No. 333-232389) with the Securities and Exchange Commission (the “Commission”) on June 27, 2019 (the “Registration Statement”) with respect to 200,000,000 shares of Wells Fargo’s common stock, par value $1-2/3 per share (the “Common Stock”), issuable under the Wells Fargo & Company Long-Term Incentive Compensation Plan (as amended and restated April 23, 2019) (the “2019 Plan”).

Effective February 28, 2022, the Board of Directors of Wells Fargo adopted the Wells Fargo & Company 2022 Long-Term Incentive Plan (the “2022 Plan”), which is a new plan, subject to approval by Wells Fargo’s shareholders, which was obtained April 26, 2022. The 2022 Plan became effective on April 27, 2022 (the “Effective Date”). As of the Effective Date, no further awards will be made under the 2019 Plan. Pursuant to the terms of the 2022 Plan, any shares of Common Stock that remain available for future full-value awards under the 2019 Plan plus any shares of Common Stock subject to awards that are outstanding on the Effective Date that are subsequently canceled, forfeited, expired, or settled in cash under the 2019 Plan are available for issuance under the 2022 Plan (the “Rollover Shares”).

As of April 27, 2022, a total of 51,627,797 shares of Common Stock were Rollover Shares. Wells Fargo is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to register the offer of the Rollover Shares under the 2022 Plan.

For avoidance of doubt, Wells Fargo is not registering any additional shares of Common Stock pursuant to this Post-Effective Amendment No. 1.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The following documents (or portions thereof) filed by Wells Fargo with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference (other than the portions of those documents not deemed to be filed). All documents were filed with the Commission under File No. 001-02979.

(a)Wells Fargo’s Annual Report on Form 10-K for the year ended December 31, 2021, including information specifically incorporated by reference into the Form 10-K from Wells Fargo’s 2021 Annual Report to Stockholders and Wells Fargo’s Proxy Statement and Proxy Supplement for the 2022 Annual Meeting of Stockholders;

(b)Wells Fargo’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022;

(c)Wells Fargo’s Current Reports on Form 8-K filed January 14, 2022, January 18, 2022, January 25, 2022, March 2, 2022, March 24, 2022, April 14, 2022, April 25, 2022, April 27, 2022, and April 29, 2022 (other than portions of these documents not deemed to be filed); and

(d)The description of Wells Fargo’s common stock contained in Exhibit 4(c) to the Annual Report on Form 10-K for the year ended December 31, 2021, including any amendment or report filed to update such description.

All reports and/or documents filed by Wells Fargo with the Commission pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, except for such reports and/or other documents (or portions thereof) that are only “furnished” to the Commission or that are otherwise not deemed to be filed with the Commission pursuant to such Exchange Act sections, subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments, and the like in connection with an action, suit or proceeding. Article Fourteenth of the Restated Certificate of Incorporation of Wells Fargo provides for a broad indemnification of directors and officers. Wells Fargo also maintains insurance coverage relating to certain liabilities of directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.
Item 8. Exhibits.
The following is a complete list of exhibits filed as part of this Post-Effective Amendment No. 1:

Exhibit No.	Description	Location
5	Opinion of Maggi Bixler.	Filed herewith
23.1	Consent of Maggi Bixler (included in opinion filed as Exhibit 5 hereto).	Filed herewith
23.2	Consent of KPMG.	Filed herewith
24	Powers of Attorney.	Filed herewith
99.1	Wells Fargo & Company Long-Term Incentive Compensation Plan (as amended and restated April 23, 2019)	Incorporated herein by reference to Exhibit 10(b) to the Company’s Current Report on Form 8-K filed with the Commission on April 26, 2019.
99.2	Wells Fargo & Company 2022 Long-Term Incentive Plan	Incorporated by reference to Exhibit 10(a) to the Company’s Current Report on Form 8-K filed with the Commission on April 29, 2022.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Wells Fargo certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 20, 2022.

WELLS FARGO & COMPANY

By:	/s/ Charles W. Scharf
Charles W. Scharf
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed on May 20, 2022 by the following persons in the capacities indicated:

/s/ Charles W. Scharf	President, Chief Executive Officer and Director
Charles W. Scharf	(Principal Executive Officer)

/s/ Michael P. Santomassimo	Senior Executive Vice President and Chief Financial Officer
Michael P. Santomassimo	(Principal Financial Officer)

/s/ Muneera S. Carr	Executive Vice President, Chief Accounting Officer and Controller
Muneera S. Carr	(Principal Accounting Officer)

STEVEN D. BLACK MARK A. CHANCY CELESTE A. CLARK THEODORE F. CRAVER, JR. RICHARD K. DAVIS WAYNE M. HEWETT CECELIA G. MORKEN	MARIA R. MORRIS FELICIA F. NORWOOD RICHARD B. PAYNE, JR. JUAN A. PUJADAS RONALD L. SARGENT SUZANNE M. VAUTRINOT	A majority of the Board of Directors*

________

*	Charles W. Scharf, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

/s/ Charles W. Scharf
Charles W. Scharf
Attorney-in-fact